UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

------------------------------------------------------------------------------

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                             UNITED RENTALS, INC.
                             --------------------
                               (Name of Issuer)


                    Common Stock, $.01 par value per share
                    --------------------------------------
                        (Title of Class of Securities)


                                   911363109
                                   ---------
                                (CUSIP Number)


                               December 31, 2006
                               -----------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               |_| Rule 13d-1(b)

                               |X| Rule 13d-1(c)

                               |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Continued on following pages
                              Page 1 of 13 Pages

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 2 of 13 Pages

................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          CLOVIS CAPITAL MANAGEMENT, L.P.
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          Delaware
................................................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          PN; IA

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 3 of 13 Pages

................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          CLOVIS CAPITAL GROUP, LLC
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          Delaware
...................... ........ ................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          OO

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 4 of 13 Pages



................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          CLOVIS CAPITAL PARTNERS (CAYMAN), LTD.
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          Cayman Islands
...................... ........ ................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          CO

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 5 of 13 Pages



................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          CLOVIS CAPITAL PARTNERS INSTITUTIONAL, L.P.
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          Delaware
................................................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          PN

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 6 of 13 Pages


................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          CLOVIS CAPITAL PARTNERS, L.P.
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          Delaware
................................................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          PN

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 7 of 13 Pages



................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          MR. MICHAEL PROBER
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          United States of America
................................................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          HC

                                 SCHEDULE 13G

CUSIP No.: 911363109                                         Page 8 of 13 Pages



................................................................................

1.        Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).



          MR. SCOTT SCHER
................................................................................

2.        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
................................................................................

3.        SEC Use Only
................................................................................

4.        Citizenship or Place of Organization


          United States of America
................................................................................

Number of Shares      5.       Sole Voting Power                  None
Beneficially Owned
by Each Reporting
Person With
                      .........................................................

                      6.       Shared Voting Power                300,000
                      .........................................................

                      7.       Sole Dispositive Power             None
                      .........................................................

                      8.       Shared Dispositive Power           300,000
................................................................................

9.        Aggregate Amount Beneficially Owned by Each Reporting Person


          300,000
................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


          [  ]
................................................................................

11.       Percent of Class Represented by Amount in Row (9)


          0.37% based on 81,109,020 shares outstanding as of October 20, 2006.
................................................................................

12.       Type of Reporting Person:


          HC

                                                            Page 9 of 13 Pages

Item 1(a)         Name of Issuer:

                  United Rentals, Inc. (the "Issuer").

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  Five Greenwich Office Park, Greenwich, CT 06831.

Item 2(a)         Name of Person Filing

            This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i)    Clovis  Capital  Management,   L.P.  ("Clovis  Capital
                        Management");

                  ii)   Clovis Capital Group, LLC ("Clovis Capital Group");

                  iii)  Clovis  Capital  Partners   (Cayman),   Ltd.  ("Clovis
                        Capital Partners (Cayman)");

                  iv) Clovis Capital Partners Institutional, L.P. ("Clovis Capital Partners Institutional");

                  v)    Clovis  Capital   Partners,   L.P.   ("Clovis  Capital
                        Partners");

                  vi)   Mr. Michael Prober ("Mr. Prober"); and

                  vii)  Mr. Scott Scher ("Mr. Scher").

                  This Statement relates to Shares (as defined herein) held for the accounts of Clovis Capital Partners (Cayman), Clovis Capital Partners Institutional and Clovis Capital Partners. Clovis Capital Management is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended, and serves as Investment Manager to each of Clovis Capital Partners (Cayman), Clovis Capital Partners Institutional and Clovis Capital Partners. Clovis Capital Group serves as general partner for each of Clovis Capital Partners Institutional and Clovis Capital Partners. Mr. Prober and Mr. Scher are portfolio managers at Clovis Capital Management with authority to make all voting and investment decisions regarding the Shares held for the accounts of each of Clovis Capital Partners (Cayman), Clovis Capital Partners Institutional, and Clovis Capital Partners. Each of Mr. Prober and Mr. Scher is a limited partner of Clovis Capital Management and is a managing member of Clovis Capital Group.

Item 2(b).        Address of Principal Business Office or, if None, Residence

                  The address of the principal business office of each of Clovis Capital Management, Clovis Capital Group, Clovis Capital Partners Institutional, Clovis Capital Partners, Mr. Prober and Mr. Scher is 640 Fifth Avenue, 14th Floor, New York, New York 10019. The address of the principal business office of Clovis Capital Partners (Cayman) is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Harbour Centre, George Town, Grand Cayman, Cayman Islands.

Item 2(c).        Citizenship

                  i)    Clovis  Capital   Management  is  a  Delaware  limited
                        partnership;

                                                            Page 10 of 13 Pages


                  ii) Clovis Capital Group is a Delaware limited liability company;
                  iii) Clovis Capital Partners (Cayman) is a Cayman Islands exempted company;
                  iv) Clovis Capital Partners Institutional is a Delaware limited partnership;
                  v)    Clovis   Capital   Partners  is  a  Delaware   limited
                        partnership;
                  vi) Mr. Prober is a citizen of the United States of America; and
                  vii) Mr. Scher is a citizen of the United States of America.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share (the "Shares").

Item 2(e).        CUSIP Number:

                  911363109

Item 3. If This Statement is Filed Pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  As of February 5, 2007, each of the Reporting Persons may be deemed to be the beneficial owner of 300,000 Shares. This number consists of:
(A) 187,717 Shares held for the account of Clovis Capital  Partners  (Cayman);
(B) 98,634 Shares held for the account of Clovis Capital Partners Institutional; and (C) 13,649 Shares held for the account of Clovis Capital Partners.

Item 4(b)         Percent of Class:

                  The number of Shares of which each of the Reporting Persons may be deemed to be the beneficial owner constitutes approximately 0.37% of the total number of Shares outstanding (based upon information provided by the Issuer in its most recently-filed quarterly report on Form 10-Q, there were 81,109,020 Shares outstanding as of October 20, 2006).

Item 4(c)         Number of Shares of which such person has:

Clovis Capital Management, Clovis Capital Group, Clovis Capital Partners (Cayman), Clovis Capital Partners Institutional, Clovis Capital Partners, Mr. Prober and Mr. Scher:

(i) Sole power to vote or direct the vote:                            None

(ii) Shared power to vote or direct the vote:                      300,000

(iii) Sole power to dispose or direct the disposition of:             None

(iv) Shared power to dispose or direct the disposition of:         300,000

Item 5.           Ownership of Five Percent or Less of a Class:

                                                            Page 11 of 13 Pages


                  If this statement is to be filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Shares, check the following box: [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  This Item 6 is not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  See disclosure in Item 2(a) hereof.

Item 8.           Identification and Classification of Members of the Group:

                  See disclosure in Item 2(a) hereof.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  By signing below, each of the Reporting Persons certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                           Page 12 of 13 Pages


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007             CLOVIS CAPITAL MANAGEMENT, L.P.


                                    By: /s/ Jeffrey A. Podell
                                        ---------------------------------------
                                    Name:  Jeffrey A. Podell
                                    Title: Chief Financial Officer

Date: February 12, 2007             CLOVIS CAPITAL GROUP, LLC


                                    By: /s/ Jeffrey A. Podell
                                        ---------------------------------------
                                    Name:  Jeffrey A. Podell
                                    Title: Chief Financial Officer

Date: February 12, 2007             CLOVIS CAPITAL PARTNERS (CAYMAN), LTD.

                                    By:  Clovis Capital Management, L.P.
                                          As Investment Manager


                                    By: /s/ Jeffrey A. Podell
                                        ---------------------------------------
                                    Name:  Jeffrey A. Podell
                                    Title: Chief Financial Officer

Date: February 12, 2007             CLOVIS CAPITAL PARTNERS INSTITUTIONAL, L.P.

                                    By:  Clovis Capital Group, LLC
                                          As General Partner


                                    By: /s/ Jeffrey A. Podell
                                        ---------------------------------------
                                    Name:  Jeffrey A. Podell
                                    Title: Chief Financial Officer

Date: February 12, 2007             CLOVIS CAPITAL PARTNERS, L.P.

                                    By:  Clovis Capital Group, LLC
                                          As General Partner


                                    By: /s/ Jeffrey A. Podell
                                        ---------------------------------------
                                    Name:  Jeffrey A. Podell
                                    Title: Chief Financial Officer

                                                            Page 13 of 13 Pages

Date: February 12, 2007             MR. MICHAEL PROBER


                                    By:  /s/ Michael Prober
                                        --------------------------------

Date: February 12, 2007             MR. SCOTT SCHER


                                    By:  /s/ Scott Scher
                                        --------------------------------